SCHEDULE 14A
                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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[]    Soliciting Material Pursuant to ss.240.14a-12 REAL ESTATE INCOME FUND INC.

               Salomon Brothers Municipal Partners Fund Inc. (MNP)
             Salomon Brothers Municipal Partners Fund II Inc. (MPT)
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                (Name of Registrant as Specified in Its Charter)


           Karpus Management, Inc. d/b/a/ Karpus Investment Management
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
                          KARPUS INVESTMENT MANAGEMENT
                                183 SULLY'S TRAIL
                            PITTSFORD, NEW YORK 14534
                                 (585) 586-4680
                                       for
               Salomon Brothers Municipal Partners Fund Inc. (MNP)
             Salomon Brothers Municipal Partners Fund II Inc. (MPT)

October 28, 2005

Dear Fellow Shareholders:

Don't let the Boards' recent scare tactics about the Fund being in limbo without a manager force you into making an uninformed decision. The truth is that if you do not vote with us, your investment could potentially lose value. When a fund is trading at a discount to its net asset value, this means that should you have to sell your shares for any reason, you are not receiving the underlying value of your investment.

Should our campaign prove successful and the Boards of Directors recognize and act upon our concerns to eliminate the discount, we believe it could create a gain in the market price of our shares of approximately 6.5% for us, the shareholders of these Funds. This gain would be equal to more than one year's income that you presently receive from the Funds.

We believe that the Boards of Directors should have better managed the discount at which the Funds have historically traded. For your reference, we have enclosed an excerpt from the Funds' original prospectuses showing that this was a concern of the Funds that was addressed with the original offering of shares in the Funds. Once the offering was complete, it appears that the Boards did little or nothing about managing the discount.

Shareholders now have an opportunity that may not present itself again. To our knowledge, the Boards of Directors have done nothing to address the pervasive discount to net asset value of the Funds. In fact, since 1998 MNP has had an average discount of 11.49% and MPT has had an average discount of 11.1%. At their widest points, MNP traded at a 17.69% discount on March 31, 2000 and MPT traded at a 15.92% discount on April 28, 2000. What did the Boards think of this outrageous discount? Did they just assume that it would go away? If we are not successful and these Funds trade in the future at their widest discount, we could lose approximately 10% of the current market value should the discount severely widen again.

Don't let scare tactics work. The Boards of Directors has a fiduciary responsibility to ensure that proper management of our Funds continues over the short term, even if we do not approve the transfer of the management to Legg Mason. WE WILL NOT BE LEFT WITHOUT AN INVESTMENT MANAGER. There are many other competent management groups beside Legg Mason who could manage our Funds and may even consider merging our Funds into one of their open-end mutual funds where the shares would immediately trade at net asset value.

We need to send a powerful message to the Boards of Directors that eliminating the discount to net asset value and increasing the shareholders' economic well-being is not a "side-show" issue. We believe that it is the economic entitlement of each shareholder of the Funds to receive the real value of their investment, not a depressed market value.

It is our belief that the Boards of Directors are not looking out for the shareholders in their attempt to achieve the "corporate agenda" of transferring the Funds' management from Citigroup to Legg Mason.

We have lost faith that these Boards of Directors will do the right thing for the economic well-being of the shareholders. We believe a responsible Board of Directors should do the following:

1. Take immediate action to eliminate the trading discount to net asset value. This would create about a 6.5% gain for all shareholders.

2. Hire and maintain top quartile investment management. Typically this could add approximately 1% per year of value.

3. Better manage shareholder expenses. This has a potential savings of approximately 0.5% per year.

It is this simple: do you want to potentially increase the value of your investment by about 6.5% or do you want to run the risk of potentially losing 10%?

Send management a strong message that we will not be sold off like cattle. We demand to have our investment recognized by the market at its full value! In order force the Boards to acknowledge the fact that we will not go quietly, VOTE BY SIGNING AND DATING THE GREEN PROXY CARD. ONLY YOUR LAST VOTED AND DATED PROXY COUNTS. YOU CAN CHANGE YOUR VOTE FROM MANAGEMENT'S WHITE CARD BY VOTING THE GREEN CARD. If you previously voted the GREEN card as your last vote, we thank you for your continued support.

Send a message to the Boards of Directors that GREEN equals CASH!

Sincerely,
Karpus Investment Management




























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

                                    EXHIBIT A

   Share Repurchases, Tender Offers and Conversion Provision Contained in the
       Prospectus of Salomon Brothers Municipal Partners Fund Inc. (MNP)

 "Share Repurchases,
 Tender Offers and
 Conversion to an
 Open-End Fund........  In recognition of the possibility that the Common Stock might trade at a discount, the Fund's Board of Directors has determined that from time to time it may be in the interest of holders of Common Stock for the Fund to take action to attempt to reduce or eliminate a market discount from net asset value. The Board of Directors has authorized the officers of the Fund in their discretion, subject to compliance with the Investment Company Act of 1940, as amended (the "1940 Act"), and other applicable law, to purchase in the open market up to 5% of the outstanding Common Stock in the event that the Common Stock trades at a discount to net asset value. There is no assurance that any such open market purchases will be made and such authorization may be terminated at any time. The Board of Directors, in consultation with the Investment Manager and the Investment Adviser, will review on an annual basis the possibility of further open market repurchases and/or tender offers for the Common Stock. The ability of the Fund to enter into tender offers and repurchases may be limited by the 1940 Act asset coverage requirements and any additional asset coverage requirements which may be imposed by a rating agency in connection with any rating of the preferred stock. If the Fund must liquidate portfolio securities in order to obtain funds to tender for or repurchase Common Stock, the Fund may realize losses to the extent such securities are sold in adverse market conditions. There are no assurances that the Board of Directors will, in fact, decide to authorize additional open market purchases or tender offers or, if undertaken, that such actions will result in the Common Stock trading at a price which is equal to or approximates its net asset value. The Fund may borrow to finance repurchases and tender offers. Interest on any borrowings to finance repurchases or tender offers will reduce the Fund's net income. In addition, if, at any time after the second year following this offering, the Common Stock publicly trades for a substantial period of time at a substantial discount from net asset value, the Board of Directors will consider, at its next regularly scheduled meeting, taking various actions designed to eliminate the discount, which may include recommending to shareholders the conversion of the Fund to an open-end investment company. Conversion to an open-end investment company would require shareholder votes and would require the Fund to redeem any preferred stock which would eliminate the possible advantages, as well as the special risks, associated with the use of leverage. See "Description of Capital Stock - Future Actions Relating to a Discount in the Price of the Fund's Common Stock" and "Description of Capital Stock - Special Voting Provisions.""

                                    EXHIBIT B

   Share Repurchases, Tender Offers and Conversion Provision Contained in the
      Prospectus of Salomon Brothers Municipal Partners Fund II Inc. (MPT)

"Share Repurchases,
Tender Offers and
Conversion to an
Open-End Fund ........  In recognition of the possibility that the Common Stock might trade at a discount, the Fund's Board of Directors has determined that from time to time it may be in the interest of holders of Common Stock for the Fund to take action to attempt to reduce or eliminate a market discount from net asset value. The Board of Directors has authorized the officers of the Fund in their discretion, subject to compliance with the Investment Company Act of 1940, as amended (the "1940 Act"), and other applicable law, to purchase in the open market up to 5% of the outstanding Common Stock in the event that the Common Stock trades at a discount to net asset value. There is no assurance that any such open market purchases will be made and such authorization may be terminated at any time. The Board of Directors, in consultation with the Investment Manager and the Investment Adviser, will review on an annual basis the possibility of further open market repurchases and/or tender offers for the Common Stock. The ability of the Fund to enter into tender offers and repurchases may be limited by the 1940 Act asset coverage requirements and any additional asset coverage requirements which may be imposed by a rating agency in connection with any rating of the preferred stock. If the Fund must liquidate portfolio securities in order to obtain funds to tender for or repurchase Common Stock, the Fund may realize losses to the extent such securities are sold in adverse market conditions. There are no assurances that the Board of Directors will, in fact, decide to authorize additional open market purchases or tender offers or, if undertaken, that such actions will result in the Common Stock trading at a price which is equal to or approximates its net asset value. The Fund may borrow to finance repurchases and tender offers. Interest on any borrowings to finance repurchases or tender offers will reduce the Fund's net income. In addition, if, at any time after the second year following this offering, the Common Stock publicly trades for a substantial period of time at a substantial discount from net asset value, the Board of Directors will consider, at its next regularly scheduled meeting, taking various actions designed to eliminate the discount, which may include recommending to shareholders the conversion of the Fund to an open-end investment company. Conversion to an open-end investment company would require shareholder votes and would require the Fund to redeem any preferred stock which would eliminate the possible advantages, as well as the special risks, associated with the use of leverage. See "Description of Capital Stock - Future Actions Relating to a Discount in the Price of the Fund's Common Stock" and "Description of Capital Stock - Special Voting Provisions.""

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